Exhibit 10.18

STOCK OPTION AGREEMENT

PURSUANT TO THE

CITY HOLDING COMPANY

2003 INCENTIVE PLAN

A stock option (the “Option”) to purchase a total of              shares of Common Stock, $2.50 par value per share (“Common Stock”) of City Holding Company (the “Company”) is hereby granted to              (the “Optionee”) at the price set forth herein. This Option is subject to all terms and conditions set forth in the City Holding Company 2003 Incentive Plan (the “Plan”) which has been adopted by the Company and which is incorporated by reference herein.

1. Tax Status of Option. This Option shall be an “incentive stock option” (“ISO”), within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, to the maximum extent permitted by law, and shall otherwise not be an ISO.

2. Exercise Price. The purchase price for each share of Common Stock subject to this Option shall be $            , which equals 100% of the fair market value of the Common Stock on the date of grant of this Option.

3. Exercise of Option. This Option shall become exercisable in four separate installments (“Installments I, II, III and IV,” respectively) as follows:

Installment Class	Vesting Date	Number of Shares that the Optionee may Purchase
I
II
III
IV

Notwithstanding the foregoing, this Option shall be fully exercisable (in whole or in part at the discretion of the holder) on and after a Control Change Date and during the period (i) beginning on the first day following any tender or exchange offer for shares of Common Stock (other than one made by the Company and provided that shares of Common Stock are acquired pursuant to such offer and (ii) ending on the thirtieth day following the expiration of such offer).

4. Period of Exercisability.

(a) The Options classified as Installments I, II III and IV shall expire immediately upon the Optionee’s termination of employment for any reason if such installments are not then exercisable (based on the conditions set forth in Section 3 of this Agreement). If Option Installment I, II, III or IV is exercisable (based on the conditions set forth in Section 3) upon Optionee’s termination of employment for any reason other than a termination by the Company for Cause, then such installment shall remain exercisable, but shall expire at the close of business on the date 90 days following the date of such termination.

(b) In no circumstances shall the Option be exercisable later than the date on which it would otherwise expire or after the termination of the Optionee’s employment for Cause.

(c) For purposes of this Agreement, the term “Cause” means Optionee’s personal dishonesty, gross incompetence, willful misconduct, breach of a fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or a final cease-and-desist order, conviction of a felony or of a misdemeanor involving moral turpitude, unethical business practices in connection with the Company’s business, misappropriation of Company Assets (determined on a reasonable basis) or those of its Affiliates or a material breach by Optionee of any employment agreement between Optionee and the Company.

5. Method of Exercise. This Option may be exercised by a written notice which shall:

(a) state the election to exercise the Option, the number of shares with respect to which it is being exercised, the number of shares with respect to which the Option being exercised constitutes or does not constitute an ISO and the address and Social Security Number of the person exercising the Option.

(b) contain such representations and agreements as to the holders’ investment intent with respect to such Common Stock as may be satisfactory to the Company’s counsel;

(c) be signed by the person or persons entitled to exercise the Option and, if the Option is being exercised by any person or persons other than the Optionee, be accompanied by proof, satisfactory to counsel for the Company, of the right of such person or persons to exercise the Option; and

(d) be in writing and delivered in person or by certified mail to the Secretary of the Company.

(e) Payment of the purchase price of any shares with respect to which the Option is being exercised shall be by cash or check. However, if approved by the Compensation Committee, shares of Common Stock or a combination of cash and Common Stock may be surrendered as payment of the purchase price.

(f) The certificate or certificates for Common Stock as to which the Option shall be exercised shall be registered in the name of the person or persons exercising the Option. Certificates evidencing shares issued upon exercise of this option may bear a legend setting forth among other things such restrictions on the disposition or transfer of the shares as the Company’s counsel deems required by applicable federal and state laws.

6. Restrictions on Exercise. The Option may not be exercised if the issuance of the shares upon such exercise would constitute a violation of any applicable federal or state securities or other law or valid regulation. As a condition to his exercise of this Option, the Company may require the person exercising this Option to make any representation and warranty to the Company as may be required by any applicable law or regulation.

7. Withholding. The Optionee hereby agrees that the exercise of the Option or any installment thereof will not be effective, and no shares will become transferable to the Optionee or other person exercising this Option, until the Optionee makes appropriate arrangements with the Company for such tax withholding as may be required of the Company under federal, state, or local law on account of such exercise.

8. Limited Transferability of Options. Except as provided in Section 7.04 of the 2003 Incentive Plan, this Option is not transferable other than by will, the laws of descent and distribution.

9. Notice of Transfer of Shares. Optionee shall advise the Company’s Secretary or Assistant Secretary in writing immediately upon any sale or transfer of any Common Stock received upon exercise of any portion of this Option constituting an ISO to the extent such sale or transfer takes place prior to the later of (i) one year from the date of any exercise of this option or (ii) within two years from the date hereof.

10. Term of Option. This Option shall expire on the day before the tenth anniversary of the date of grant of this Option, subject to early termination as set forth herein and may be exercised during such term only in accordance with the Plan and the terms of this Option. In no case may fewer than 100 shares be purchased at any one time, except to purchase a residue of fewer than 100 shares.

11. Adjustments. The terms of this Option shall be adjusted as the Compensation Committee determines is equitably required in the event the Company effects one or more stock dividends, stock split-ups, subdivisions or consolidation of shares, or other similar changes in capitalization or such other events as are described in the Plan.

[SIGNATURE PAGE FOLLOWS]

Dated:	CITY HOLDING COMPANY

By
	Name:	Gerald R. Francis
	Title:	Chairman, President & CEO
AGREED: